Exhibit 99.1

Press Release Dated January 21, 2016

NEWS RELEASE

January 21, 2016

Farmers Capital Bank Corporation to Extinguish $15 Million of Subordinated Debt

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) announced that it will extinguish $15 million of debt to Farmers Capital Bank Trust II (“Trust II”) and expects to record a related pretax gain of $4.1 million during the first quarter of 2016. Trust II is a Delaware statutory trust established by the Company in 2005 for the purpose of issuing preferred securities through a private offering. The proceeds from the offering were loaned to the Company in exchange for junior subordinated debentures with terms that parallel those of the preferred securities.

The Company recently became aware that all $15 million of the trust preferred securities issued by Trust II would be auctioned off as part of the liquidation of a larger pooled collateralized debt obligation. The Company placed a bid of $10.9 million for the securities, which was accepted by the trustee. Once the transaction closes, which is expected to be early next week, the Company will begin the process to cancel the preferred securities and extinguish the debentures. Since the accepted bid was less than the $15 million carrying value, the Company will recognize a gain on the early extinguishment of debt upon cancellation, which is expected to be completed in the first quarter of 2016.

“We are pleased to announce that we have begun the first stage of retiring $15 million of outstanding debt at a discount from its carrying amount,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “Once the process is completed, we expect to recognize a pre-tax gain of $4.1 million during the first quarter of 2016. We continue to be focused on increasing shareholder value. This transaction will improve our net interest margin, per common share earnings, and tangible common equity.”

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 34 banking locations in 22 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

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